Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States
dentons.com

May 4, 2022

Board of Directors

Bright Green Corporation

401 East Las Olas Blvd.

Suite 1400

Ft. Lauderdale, FL 33301

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion as counsel with respect to certain matters in connection with the filing by Bright Green Corporation (the “Company”) of a Registration Statement on Form S-1 (Registration No. 333-263918), as amended (the “Registration Statement,” and the prospectus therein, the “Prospectus”), filed by the Company with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 158,249,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), for resale from time to time, pursuant to Rule 415 promulgated under the Securities Act by the registered stockholders as defined and listed in the Registration Statement under “Principal and Registered Stockholders” (the “Registered Stockholders”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with the Company’s certificate of incorporation and bylaws, as amended, the Registration Statement including the Prospectus, corporate proceedings of the Company relating to the issuance of the Common Stock, and such other instruments and documents as we have deemed relevant under the circumstances. In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that:

1.	The Shares to be sold by the Registered Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Fernanda Lopes & Associados ► Guevara & Gutierrez ► Paz Horowitz Abogados ► Sirote ► Adepetun Caxton-Martins Agbor & Segun ► Davis Brown ► East African Law Chambers ► Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ► Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

dentons.com
May 4, 2022 Page 2

This opinion is intended solely for use in connection with the resale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and is based solely on our understanding of facts in existence as of such date after the aforementioned examination. In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinion expressed herein.

Very truly yours,

/s/ Dentons US LLP